UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 6, 2013

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

___________________Not applicable_____________________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On May 6, 2013, Senesco Technologies, Inc. (“Senesco”) issued a press release announcing that the Data Review Committee (DRC) for its SNS01-T trial in multiple myeloma and non-Hodgkins B-cell lymphoma approved initiating cohort 3 and escalating the SNS01-T dose level four-fold to 0.2 mg/Kg. The DRC’s review of the results of cohort 2 concluded that SNS01-T was safe and well tolerated at a dose of 0.05 mg/Kg. No drug-related serious adverse events or dose limiting toxicities were observed in either of the first two cohorts.

SNS01-T has demonstrated statistically significant inhibition of tumor growth and survival in mouse models of multiple myeloma, diffuse large B-cell lymphoma and mantle cell lymphoma at the 0.375 mg/Kg and 0.2 mg/Kg, the dose level that will be administered in cohort 3.

The study is an open-label, multiple-dose, dose-escalation study to evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in MCL and DLBCL.

In the study, patients are dosed twice-weekly by intravenous infusion for 6 weeks followed by an observation period. The first group of patients received 0.0125 mg/kg per dose. The second group received 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. The top dose planned is 30 fold higher than the starting dose in cohort 1.

A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated May 6, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: May 6, 2013	By:	/s/ Joel Brooks
	Name:	Joel Brooks
	Title:	Chief Financial Officer, Secretary and Treasurer

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